New York Mortgage Trust Reports First Quarter 2009 Results

First Quarter 2009 Earnings $0.22 Per Share

NEW YORK, NY – May 7, 2009 – New York Mortgage Trust, Inc. (the “Company” or “NYMT”) (NASDAQ: NYMT), a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including residential mortgage-backed securities (“MBS”) issued by Fannie Mae or Freddie Mac (each an “Agency”) and high credit quality residential adjustable rate mortgage (“ARM”) loans, and to a lesser extent, in certain alternative real-estate related and financial assets, today reported results for its first quarter ended March 31, 2009.

Summary of First Quarter 2009:

•
Consolidated net income of $2.1 million, or $0.22 per common share, for the quarter ended March 31, 2009, as compared to a net loss of $21.3 million, or $4.19 per common share for the quarter ended March 31, 2008.

•	Declared first quarter dividend of $0.18 per common share that was paid on April 27, 2009.

•	Book value as of March 31, 2009 of $4.45 per common share. Included in book value was an unrealized fair value loss of $6.6 million, or $0.71 per common share.

•	Sold approximately $159.5 million of Agency CMO floater rate securities (“Agency CMO Floaters”) as of March 31, 2009.

•	First quarter 2009 portfolio margin was 252 basis points as compared to 131 basis points for the quarter ended December 31, 2008 and 85 basis points for the quarter ended March 31, 2008.

•
Leverage ratio as of March 31, 2009 was 4.5 to 1 as compared to 6.8 to 1 as of December 31, 2008. As of March 31, 2009, the Company had $45.0 million in cash and $16.4 million in unencumbered securities.

Management Overview

Steven R. Mumma, Chief Executive Officer, President and Chief Financial Officer of the Company, commented on the Company’s 2009 first quarter results.  “We are pleased with the Company’s first quarter results, which benefited from the favorable short-term repurchase agreement financing available in the market and the improved performance of the Company’s loan portfolio.  Net interest margin of 252 basis points for the Company’s combined portfolio as of March 31, 2009 marks the Company’s best performance since going public in 2004.  In addition to the improved operating results, the Company’s strategy to hold its portfolio of Agency CMO Floaters until prices for such securities recovered paid off during the first quarter of 2009.  The Company’s sale of substantially all of its underperforming Agency CMO Floaters during the first quarter of 2009 resulted in a small net gain while further reducing the Company’s leverage and generating approximately $45 million in working capital for the Company.  We used the additional liquidity generated by these sales to fund the Company’s first investment under its alternative investment strategy and we expect to pursue additional opportunities under this strategy in the future.  As we transition our portfolio away from an investment strategy exclusively focused on Agency RMBS, we believe these CLO assets, and other alternative assets we identify and acquire in the future, will provide attractive risk-adjusted returns for the Company.”

Results from Operations

For the quarter ended March 31, 2009, the Company reported earnings per common share of $0.22 or consolidated net income of $2.1 million, as compared to a net loss of $21.3 million for the quarter ended March 31, 2008 or $4.19 per common share.  The Company’s net interest income improved to $4.1 million for the quarter ended March 31, 2009 as compared to $1.3 million for the same period in the previous year.  The average net interest margin for the Company’s investment portfolio increased to 252 basis points for the quarter ended March 31, 2009 as compared to the 131 basis points for the quarter ended December 31, 2008 and 85 basis points for the quarter ended March 31, 2008. After giving effect of the sale of the low margin Agency CMO floaters we estimate the portfolio margin in the second quarter will increase by approximately 70-80 basis points.

Book value per common share was $4.45 as of March 31, 2009.  Included in book value at March 31, 2009 was an unrealized fair-value loss of $6.6 million, or $0.71 per common share, $1.5 million of which is related to the RMBS portfolio, and $5.1 million of which is related to derivative instruments.

Portfolio Results

The following table summarizes the Company’s investment portfolio at March 31, 2009, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon	Cash Yield
Agency Hybrid ARMs RMBS	$243,456	$251,474	5.15%	3.92%
Agency REMIC CMO Floaters	34,279	33,277	1.43%	6.39%
Non-Agency RMBS	28,734	19,881	1.78%	14.26%
Collateralized Loan Obligations	45,950	8,998	4.50%	25.28%
Loans Held in Securitization Trusts	335,538	335,980	5.45%	5.57%
Total/Weighted Average	$687,957	$649,610	4.93%	5.51%

As of March 31, 2009, the Company had $304.6 million of RMBS securities that were financed with $276.2 million of repurchase agreement borrowings with a weighted average interest rate of 0.99%. The haircuts on the Company’s RMBS have also improved, declining to a weighted average of 7.7% as of March 31, 2009, and improved even more in April 2009 with the sale of the Company’s remaining Agency CMO Floaters. As of March 31, 2009, the Company had sold approximately $159.5 million in current par value of Agency CMO Floaters, resulting in a net gain of approximately $0.1 million.  By April 20, 2009 the Company had sold the remaining $34.3 million in current par value of its Agency CMO Floaters.

As of March 31, 2009, the Company had $336.0 million of loans held in securitization trusts permanently financed with $323.6 million of collateralized debt obligations, resulting in a net equity investment of $12.4 million by the Company.  The weighted average interest rate on the collateralized debt obligations was 0.90% as of March 31, 2009. As of March 31, 2009, delinquencies greater than 60 days on loans held in securitization trusts represented 1.77% of the loan portfolio, for which, the Company had reserves totaling $1.7 million for potential losses on the loans.  In addition, as of March 31, 2009, the Company’s balance sheet included three real estate owned properties related to loans held in securitization trusts totaling approximately $0.8 million, representing approximately 0.24% of the Company’s loan portfolio.

As described in greater detail below, the Company commenced its previously disclosed alternative investment strategy on March 31, 2009 by purchasing approximately $9.0 million in discounted notes issued by a collateralized loan obligation (“CLO”).  Because these assets were purchased on the last day of the quarter, the assets had no impact on the Company’s results of operations for the quarter ended March 31, 2009.

Commencement of Alternative Investment Strategy in March 2009

As previously announced, the Company made a $9.0 million initial investment in discounted notes issued by Cratos CLO I, Ltd., a CLO.  The transaction marked the Company’s first investment under its alternative investment strategy.  As of March 31, 2009, the CLO’s portfolio was comprised of approximately $466.4 million par amount of senior secured corporate loans extended to 74 different borrowers and is diversified by industry, geography and borrower classification.  The Company’s investment in the CLO was completed in connection with the acquisition by JMP Group Inc., the Company’s largest stockholder, of the CLO’s investment adviser.  The Company's investment in the CLO was conducted through Hypotheca Capital, LLC, the Company's taxable REIT subsidiary. Hypotheca Capital maintains an approximately $65.6 million net operating loss carry-forward and the Company expects to utilize a portion of this net operating loss carry forward to offset taxable income generated by these assets. The assets will be managed by Harvest Capital Strategies LLC (“HCS”) pursuant to an advisory agreement between the Company and HCS.

Conference Call
On Friday, May 8, 2009, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the first quarter ended March 31, 2009. The conference call dial-in number is (480) 629-9690. The replay will be available until Friday, May 15, 2009, and can be accessed by dialing (303) 590-3030 and entering passcode 4068002.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available until May 15, 2009.

For more detailed information regarding the Company’s first quarter 2009 financial and operating results can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed on or about May 11, 2009.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) that invests primarily in real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency") and high credit quality residential adjustable rate mortgage ("ARM") loans, and to a lesser extent, in certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, CEO and	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the failure to identify suitable alternative assets under the Company’s alternative investment strategy, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and increasing prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2009	2008
REVENUE:
Interest income-investment securities and loans held in securitization trusts	$8,585	$13,253
Interest expense-investment securities and loans held in securitization trusts	3,130	10,514
Net interest income from investment securities and loans held in securitization trusts	5,455	2,739
Interest expense – subordinated debentures	(824)	(959)
Interest expense – convertible preferred debentures	(537)	(506)
Net interest income	4,094	1,274
OTHER EXPENSE:
Provision for loan losses	(629)	(1,433)
Impairment loss on investment securities	(119)	—
Realized gain (loss) on securities and related hedges	123	(19,848)
Total other expense	(625)	(21,281)
EXPENSE:
Salaries and benefits	541	313
Professional fees	341	352
Management fees	182	109
Insurance	92	180
Other	414	477
Total expenses	1,570	1,431
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,899	(21,438)
Income from discontinued operation - net of tax	155	180
NET INCOME (LOSS)	$2,054	$(21,258)
Basic income (loss) per common share	$0.22	$(4.19)
Diluted income (loss) per common share	$0.22	$(4.19)
Dividends declared per share common share	$0.18	$—
Weighted average shares outstanding-basic	9,320	5,070
Weighted average shares outstanding-diluted	11,820	5,070

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)
(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$44,990	$9,387
Restricted cash	4,249	7,959
Investment securities - available for sale, at fair value (including pledged securities of $305,004 and $456,506, respectively)	313,630	477,416
Receivable for securities sold	18,203	—
Accounts and accrued interest receivable	2,800	3,095
Mortgage loans held in securitization trusts (net)	335,980	348,337
Derivative assets	9	22
Prepaid and other assets	1,502	1,230
Assets related to discontinued operation	4,784	5,854
Total Assets	$726,147	$853,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$276,182	$402,329
Collateralized debt obligations	323,645	335,646
Derivative liabilities	4,007	4,194
Payable for securities purchased	8,998	—
Accounts payable and accrued expenses	4,001	3,997
Subordinated debentures (net)	44,687	44,618
Convertible preferred debentures (net)	19,739	19,702
Liabilities related to discontinued operation	3,371	3,566
Total liabilities	684,630	814,052
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,320,094 and 9,320,094, shares issued and outstanding, respectively	93	93
Additional paid-in capital	149,112	150,790
Accumulated other comprehensive income (loss)	(6,628)	(8,521)
Accumulated deficit	(101,060)	(103,114)
Total stockholders’ equity	41,517	39,248
Total Liabilities and Stockholders’ Equity	$726,147	$853,300